UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported):     October 17, 2007
lululemon athletica inc.
(Exact Name of Issuer as Specified in Charter)

Delaware	001-33608	20-3842867
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)
2285 Clark Drive
Vancouver, British Columbia
Canada, V5N 3G9
(Address of Principal Executive Offices) (Zip Code)
(604) 732-6124
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 15, 2007, the Board of Directors of lululemon athletica inc. (the “Company”) increased the size of the Board of Directors from eight to nine members and appointed Michael Casey to fill the newly-created vacancy. Mr. Casey will serve as a member of the class of directors whose terms expire at the 2008 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. The Board of Directors has determined that Mr. Casey is “independent” as contemplated by The Nasdaq Stock Market and other governing laws and applicable regulations. Mr. Casey will also serve as a member of the Audit Committee of the Board of Directors. Mr. Casey’s compensation for his service as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on September 5, 2007, except that for fiscal 2007 he will receive a pro rata portion of the annual retainer and restricted stock unit and option grants based on the number of months in which he serves as a director in fiscal 2007. Mr. Casey will also enter into the standard form indemnification agreement for directors and certain officers (which was previously filed as Exhibit 10.16 to the Company’s Registration Statement on Form S‑1 dated July 9, 2007, Registration No. 333-142477).
There is no arrangement or understanding between Mr. Casey and any other person pursuant to which he was selected as a director. There are no relationships between Mr. Casey and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S‑K.
A copy of the press release issued by the Company on October 17, 2007, announcing Mr. Casey’s appointment to the Board of Directors is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

99.1	Press Release entitled “MICHAEL CASEY JOINS LULULEMON BOARD OF DIRECTORS” issued by lululemon athletica inc. on October 17, 2007.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2007	By:	/s/ John E. Currie
John E. Currie
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release entitled “MICHAEL CASEY JOINS LULULEMON BOARD OF DIRECTORS” issued by lululemon athletica inc. on October 17, 2007.